Hertz Announces new $2.0 Billion Share Repurchase Program

ESTERO, Fla., June 15, 2022 -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) ("Hertz" or the "Company") today announced that its Board of Directors approved a new $2.0 billion share repurchase program. The new authorization is in addition to the $2.0 billion share repurchase program announced in November 2021. With approximately $0.2 billion remaining under the previous authorization, pursuant to which the Company repurchased approximately 88 million shares as of June 14, 2022, the Company now has $2.2 billion available under the programs.

“The increased authorization underscores the confidence that management and the board have in the direction of the Company,” said Stephen Scherr, Hertz chief executive officer. “We remain committed to our capital allocation strategy that utilizes organic cash flows and appropriate leverage to invest in technology, modernize our fleet, and return capital to shareholders.”

Repurchases will be made at management's discretion and may be executed through a variety of methods, such as open-market transactions (including pre-set trading plans), privately negotiated transactions, accelerated share repurchases, and other transactions in accordance with applicable securities laws. The program has no time limit. The share repurchase authorization does not obligate the Company to acquire any particular amount of common stock and can be discontinued at any time. There can be no assurance as to the timing or number of shares of any repurchases.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release include "forward-looking statements" within the meaning of applicable securities laws and regulations. These statements often include words such as "believe," "expect," "project," "potential," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar expressions. These statements are based on the Company's current views with respect to future events. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. Forward-looking statements represent the Company's estimates and assumptions only as of the date that they were made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Hertz Global Holdings, Inc.

For further information: investorrelations@hertz.com, mediarelations@hertz.com